Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-26053, 33-63962, 33-63964, 333-48155, 333-46558 and 333-103817) of our report dated August 15, 2003. With respect to the financial statements and schedule of Compex Technologies, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2003.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
September 25, 2003

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